CERTIFICATE OF AMENDMENT

                                       TO

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          THE SPECTRANETICS CORPORATION

     THE SPECTRANETICS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That, by Unanimous Written Consent dated March 25, 1998 the Board of Directors of said Corporation duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling for the consent of the stockholders of said Corporation thereto. The amendment is as follows:

     Article IV, Section I is hereby amended to read in its entirety as follows:

               The aggregate number of shares of capital stock which the Corporation shall have authority to issue shall be 65,000,000 shares, 60,000,000 of which shall be of a class designated as Common Stock, with a par value of $0.001 per share (hereinafter referred to as "Common Stock"), and 5,000,000 of which shall be of a class designated as Preferred Stock, with a par value $0.001 per share (hereinafter referred to as "Preferred Stock").

     SECOND: That thereafter, pursuant to a meeting of stockholders in accordance with Section 211 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendments.

     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     In witness whereof, I have hereunto set my hand as of the 14th day of May, 1998.


                                    /s/Joseph A. Largey
                                    ---------------------------------------
                                                Joseph A. Largey
                                      President and Chief Executive Officer

                      ATTEST:       /s/James P. McCluskey
                                    ---------------------------------------
                                                James P. McCluskey
                                                    Secretary